UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 20, 2012

SUMMIT FINANCIAL SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida	333-108818	05-0577932
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

595 South Federal Highway
Suite 500
Boca Raton, Florida	33432
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code (561) 338-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01.	Entry into a Material Definitive Agreement.

On December 20, 2012, we entered into an agreement with Antares Capital Fund III Limited Partnership (“Antares Capital Fund”), and its general partner, Antares Capital Partners III, L.L.C. (collectively “Antares”), pursuant to which Antares sold directly to us an aggregate 4,000,000 shares of our common stock (the “Shares”) owned of record by Antares Capital Fund, for the aggregate purchase price of $3,300,000 (or $.825 per share). The Shares represent all of the shares of our capital stock owned by Antares. In connection with the transaction, all existing rights and obligations under any agreement between Summit and Antares, including without limitation that certain Stock Purchase Agreement, Registration Rights Agreement and Co-Sale and Voting Rights Agreement, each dated as of April 11, 2003, were terminated. The termination of such rights and obligations included, without limitation, the termination of Antares’ right to appoint or nominate for election a director to our board of directors, including having such nominee serve on our compensation and audit committees; requiring our Chief Executive Officer, Marshall Leeds to vote his shares in favor of such appointment or election; Antares’ right to have a representative present at all of our board and committee meetings, including being afforded the same access to our records as our board members would have; the requirement of a majority approval of our independent directors of certain stock purchases, if any, under $0.25 per share by Mr. Leeds and if so approved, the right of Antares to participate on a pro-rata basis with Mr. Leeds; and the right of Antares to participate on a pro-rata basis with respect to any sale of our stock by Mr. Leeds on the same terms and conditions of such sale; and certain registration rights in favor of Antares with respect to the Shares. Antares also agreed to a five year standstill with respect to any future acquisition of our capital stock.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Item

10.1	Agreement, dated as of December 20, 2012, by and among Summit Financial Services Group, Inc.; Antares Fund III Limited Partnership; and Antares Capital Partners III, L.L.C.

99.1	Press Release dated December 20, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMIT FINANCIAL SERVICES GROUP, INC.
(Registrant)

Date: December 20, 2012	/s/ Marshall T. Leeds
Marshall T. Leeds
Chairman and Chief Executive Officer